Exhibit 99.1

Item 1.                    Business

This combined Form 8-K is separately filed by Cablevision Systems Corporation (“Cablevision”) and CSC Holdings, Inc. (“CSC Holdings” and collectively with Cablevision, the “Company” or the “Registrants”).

Cablevision Systems Corporation

Cablevision Systems Corporation is a Delaware corporation which was organized in 1997.  Cablevision owns all of the outstanding common stock of CSC Holdings and its liabilities include $1.5 billion of senior notes issued in April 2004.  Cablevision has no operations independent of its CSC Holdings subsidiary.

CSC Holdings

CSC Holdings is a Delaware corporation which was organized in 1985 and is one of the largest cable operators in the United States based on the number of basic video subscribers.  We also operate cable programming networks, entertainment businesses and telecommunications companies.  As of December 31, 2007, we served approximately 3.1 million basic video subscribers in and around the New York City metropolitan area, making us the fifth largest cable operator in the United States based on the number of basic video subscribers.  We believe that our cable television systems comprise the largest metropolitan cluster of cable television systems under common ownership in the United States (measured by number of basic video subscribers).  Through our wholly-owned subsidiary, Rainbow Media Holdings LLC (“Rainbow Media Holdings”), we own interests in and manage numerous national and regional programming networks, the Madison Square Garden sports and entertainment businesses and cable television advertising sales companies.  Through Cablevision Lightpath, Inc. (“Lightpath”), our wholly-owned subsidiary, we provide telephone services and high-speed Internet access to the business market.

We classify our business interests into three segments:  Telecommunications Services; Rainbow; and Madison Square Garden.

Our Telecommunications Services segment includes CSC Holdings’ cable television business, including its video, high-speed data, and Voice over Internet Protocol (“VoIP”) and the operations of the commercial telephone and high-speed data services provided by Lightpath.

Our Rainbow segment consists principally of our interests in national programming services - AMC, WE tv, IFC, and VOOM, regional news programming businesses and through June 30, 2007, regional sports programming businesses and investments held by Rainbow Media Holdings.  Rainbow also includes a local advertising sales representation business.

Our Madison Square Garden segment owns and operates the Madison Square Garden Arena and the adjoining WaMu Theater at Madison Square Garden, the New York Knickerbockers professional basketball team, the New York Rangers professional hockey team, the New York Liberty professional women’s basketball team, the Hartford Wolf Pack professional hockey team, a regional sports programming business (which includes Madison Square Garden Network (“MSG Network”) and Fox Sports Net New York), MSG Entertainment (which operates Radio City Music Hall and the Beacon Theatre in New York City under long-term leases and, since October 2007, owns and operates the Chicago Theatre in Chicago, Illinois), as well as the operations of Fuse, a national programming network effective January 1, 2008.  Prior to January 1, 2008, Fuse was included in the Rainbow segment.  Prior period segment information has been reclassified and reported on a comparable basis.  Madison Square Garden is a wholly-owned subsidiary of Rainbow Media Holdings.

In addition, we own or have interests in the following businesses and assets:

•                  the motion picture theater business of Clearview Cinemas, which operates 49 movie theaters containing 252 screens,

•                  PVI Virtual Media Services LLC, which markets a real time video insertion system that places computer generated electronic images into telecasts of sporting events and other programming, and

•                  the common stock of Comcast Corporation and General Electric Company which we received in connection with asset sales in prior years and which we monetized through the execution of prepaid forward contracts, collateralized by an equivalent amount of the respective stock.

Telecommunications Services

General

Cable television is a service that delivers multiple channels of video programming to subscribers who pay a monthly fee for the services they receive.  Video signals are received over-the-air, by fiber optic transport or via satellite delivery by antennas, microwave relay stations and satellite earth stations and are modulated, amplified and distributed over a network of coaxial and fiber optic cable to the subscribers’ television sets.  Cable television systems typically are constructed and operated pursuant to non-exclusive franchises awarded by local and state governmental authorities for specified periods of time.

Our cable television systems offer varying packages of service marketed under the Optimum and iO brand names, which may include, among other programming, local broadcast network affiliates and independent television stations, certain other news, information and entertainment channels such as CNN, CNBC, ESPN, and MTV, and certain premium services such as HBO, Showtime, The Movie Channel, Starz!/Encore and Cinemax.  We also offer iO-branded digital video service, which enables customers to receive video on demand and subscription video on demand services, as well as additional viewing channels.

Our cable television revenues are derived principally from monthly fees paid by subscribers.  In addition to recurring subscriber revenues, we derive revenues from the sales of pay-per-view movies and events, video on demand and subscription video on demand program services, from the sale of advertising time on advertiser supported programming and from installation and equipment charges.  Certain services and equipment provided by substantially all of our cable television systems are subject to regulation.  See “Regulation - Cable Television.”

We also provide high-speed data services using our cable television broadband network.  High-speed data services are provided to customers through a cable modem device.  The high-speed data service, marketed as “Optimum Online”, served approximately 2.3 million subscribers at December 31, 2007 for an overall penetration rate of 48.8% of the homes passed by our cable television network.  We believe that our high-speed data service penetration has been driven by superior quality and speed and, in part, by a large number of customers installing the necessary equipment without the need for a service call.

In addition, the Company offers VoIP technology services exclusively to our Optimum Online subscribers, marketed as “Optimum Voice.”  As of December 31, 2007, we provided Optimum Voice services to approximately 1.6 million customers for an overall penetration rate of 34% of the homes passed by our cable television network.

Through Optimum Lightpath, a business broadband service provider, we provide telecommunications services to the business market in the greater New York City metropolitan area.  Lightpath provides converged data, Internet and voice solutions to mid-sized and large businesses, hospital systems, municipalities, and school systems.  As of December 31, 2007, Lightpath serviced over 2,550 buildings.

Optimum Lightpath has built an advanced fiber optic network extending more than 2,950 route miles (137,000 fiber miles) throughout the New York Metropolitan area.  Optimum Lightpath provides scalable advanced Metro Ethernet services that support a variety of business applications.  Metro Ethernet enables organizations to replace older phone line technology with a single IP based solution that satisfies their telecommunications needs, including voice, video, data and Internet.  Because Optimum Lightpath builds its wholly owned fiber optic network directly into customers’ office locations, it can deliver its Metro Ethernet services at high speeds (from 10Mbps up to 10Gbps), while offering cost savings over traditional services.

The following table sets forth certain statistical data regarding our video, high-speed data and VoIP operations as of the dates indicated.

	As of December 31,
	2007	2006	2005
	(in thousands, except per subscriber amounts)
Revenue Generating Units:
Basic Video Customers (1)	3,123	3,127	3,027
iO Digital Video Customers	2,628	2,447	1,963
Optimum Online High-Speed Data Customers	2,282	2,039	1,694
Optimum Voice Customers	1,592	1,209	731
Residential Telephone Customers	—	5	8
Total Revenue Generating Units	9,625	8,827	7,423

Customer Relationships (2)	3,317	3,300	3,175

Homes Passed by Cable (3)	4,679	4,562	4,484

Penetration:
Basic Video to Homes Passed	66.8%	68.5%	67.5%
iO Digital to Basic Penetration	84.1%	78.2%	64.8%
Optimum Online to Homes Passed	48.8%	44.7%	37.8%
Optimum Voice to Homes Passed	34.0%	26.5%	16.3%

Average Monthly Revenue per Basic Video Customer (“RPS”) (4)	$125.10	$115.30	$100.46

(1)          Basic video customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one subscriber, regardless of size, revenue generated, or number of boxes, units, or outlets.  In calculating the number of customers, the Company counts all customers other than inactive/disconnected customers.  Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group such as current and retired Company employees, and free status is not granted to regular customers as a promotion.  Such accounts are also not entirely free, as they typically generate revenue through pay-per-view or other services for which they must pay.  The Company counts a bulk commercial customer, such as a hotel, as one customer, and does not count individual room units at that hotel.  In counting bulk residential customers such as an apartment building, the Company counts each subscribing family unit within the building as one customer, but does not count the master account for the entire building as a customer.

(2)          Number of customers who receive at least one of the Company’s services, including business modem only customers.

(3)          Homes passed represent the estimated number of single residence homes, apartment and condominium units and commercial establishments passed by the cable distribution network in areas serviceable without further extending the transmission lines.

(4)          Average monthly revenue per basic video customer is calculated by dividing the U.S. generally accepted accounting principles (“GAAP”) revenues for the Telecommunications Services segment, less the revenue attributable to Lightpath, for the fourth quarter of each year presented by the average monthly number of basic video customers served by the Company’s cable television systems for the same period.  For purposes of this calculation, both revenue and average number of basic video customers exclude the Company’s Lightpath operations because Lightpath’s third-party revenues are unrelated to the Company’s cable television system customers.

Subscriber Rates and Services; Marketing and Sales

Basic Cable

Our cable television systems offer a government mandated broadcast basic level of service which generally includes local over-the-air broadcast stations, such as network affiliates (e.g., ABC, NBC, CBS, FOX), and public, educational or governmental channels.

All of our cable television systems also offer an expanded basic package of services, generally marketed as “Family Cable”, which includes, among other programming, certain news, information, entertainment, and sports channels such as CNN, AMC, CNBC, Discovery, ESPN and MTV.  For additional charges, our cable television systems provide certain premium services such as HBO, Showtime, The Movie Channel, Starz!/Encore and Cinemax, which may be purchased either individually or in tiers.

iO, TV

iO, TV, our digital video service, is available to Cablevision’s entire service area.  We ended 2007 with approximately 2.6 million iO subscribers.

The digital video programming services currently offered to subscribers include:

•                  over 360 channels of entertainment,

•                  over 50 additional movie channels including multiple channels (“multiplexes”) of HBO, Showtime, Cinemax, Starz!/Encore and The Movie Channel,

•                  access to hundreds of titles each month on demand, featuring hundreds of movies, and subscription video on demand programming including HBO On Demand, Showtime On Demand, Cinemax On Demand, Disney Channel On Demand, Anime On Demand, Howard TV On Demand, Playboy TV on Demand, IFC in Theaters on Demand, WWE 24/7 on Demand, The Jewish Channel on Demand, and here! TV On Demand,

•                  over 150 hours of special interest programming on demand including free on demand programming from Thirteen on Demand, Thirteen Kids On Demand, Nick on Demand, MTV Tr3s on Demand, WE tv on Demand, Fuse, TV Guide Spot, Sportskool, and Local on demand,

•                  48 channels of uninterrupted commercial-free digital music from Music Choice,

•                  iO Sports Pak - 12 sports channels featuring college sports, golf, soccer, extreme sports and recreational activities,

•                  optional sports packages from the National Basketball Association (“NBA”), National Hockey League (“NHL”), Major League Baseball (“MLB”), Major League Soccer (“MLS”) and college football and basketball,

•                  iO en espanol- over 35 Spanish language channels including programming from Latin America, the Caribbean, Mexico, and featuring latino video on demand content,

•                  19 channels of international programming from around the world, with channels from Korea, Russia, China, Portugal, Italy, Poland, Japan and India/Southeast Asia,

•                  45 channels available in high definition, including local channels such as WCBS, WABC, WNBC, WNYW (FOX), the CW, My9 and WNET (PBS), as well as local sports channels, Madison Square Garden Network, YES Network, SportsNet NY and Fox Sports Net New York.  Offerings also include high definition channels from HBO, Cinemax, Showtime, The Movie Channel, Starz!, Universal, ESPN, ESPN2, HGTV, CNN,  Food Network, Mojo, Versus/Golf Channel, National Geographic Channel, HD Theater, TNT, TBS, as well as 15 HD channels offered by VOOM HD Networks. In addition, high definition movies are available on demand for an additional fee,

•                  a collection of enhanced television applications including News 12 Interactive (formerly Metro Traffic and Weather), iO dashboard, iO Showcase, Optimum Autos, Optimum Homes, CNET TV,  Hollywood.com TV and Broadway.com TV,

•                  DVR for iO service, giving subscribers the ability to record, pause and rewind live television, and

•                  iO Games, a wide variety of interactive games offered in distinct packages including the Arcade Pak, Casino Pak, Variety Pak, Hits Pak, Sesame Street Games Pak and Logic Pak.

With a large range of packages, iO TV offers over 360 channels from which to choose.

Packaging of the iO TV product includes the iO Gold package currently priced at $92.95 per month.  iO Gold features over 280 all digital channels, including more than 50 premium movie channels and 45 high definition television (“HDTV”) programming services.  iO Silver, currently priced at $72.95 per month, includes everything in iO Gold except for NBA TV, Flix and premium movie channels from Showtime, Cinemax and The Movie Channel.

The currently priced $10.95 per month iO package (which is included in iO Gold and iO Silver) can be added to any level of cable service and includes an additional 36 digital video channels, 48 digital music channels from Music Choice, and access to video on demand programming, including ‘free’ on demand programming such as Fuse on Demand and PBS (Thirteen on Demand) as well as iO’s enhanced television services such as iO Games and interactive news and weather sites.  Discount and promotional pricing is available when iO is combined with other service offerings.

Since our network serving our existing cable television systems is substantially upgraded to provide advanced digital video services, our sales efforts are primarily directed toward increasing our penetration to homes passed for all of our existing services.  We market our cable television services through in-person selling, as well as telemarketing, direct mail advertising, promotional campaigns and local media and newspaper advertising.

Optimum Online

Optimum Online is our high-speed Internet access for the home.  Optimum Online connects customers to the Internet using the same network that delivers our cable television service.  It is significantly faster than digital subscriber line (“DSL”) and traditional dial-up services.  Optimum Online is available to Cablevision’s entire service area.

Our plant is designed for download speeds to a maximum of 15Mbps downstream and 2Mbps upstream for our Optimum Online level of service and a maximum of 30Mbps downstream and 5Mbps upstream for our Optimum Online Boost level of service. We also provide Optimum Online Ultra (50Mbps/50Mbps) by special order.

Optimum Online is currently priced at $49.95 per month on an a la carte basis with Optimum Online Boost available for an additional charge of $14.95 per month.  Discount and promotional pricing is available when Optimum Online is combined with other service offerings.

We ended 2007 with approximately 2.3 million Optimum online subscribers.

Optimum Voice

Optimum Voice is a VoIP service available exclusively to Optimum Online subscribers that offers unlimited local, regional and long-distance calling within the United States, Puerto Rico and Canada with popular calling features at one low, flat monthly rate.

With Optimum Voice, customers can call anywhere within the United States, Puerto Rico and Canada, any time of the day or night, and talk as long as they like at the current price of $34.95 a month.  Discount and promotional pricing is available when Optimum Voice is combined with other service offerings.

Optimum Voice includes the following premium calling features, plus “My Optimum Voice”:

•                  Enhanced Voicemail

•                  Call Waiting

•                  Caller ID

•                  Caller ID Blocking

•                  Call Return

•                  Three-Way Calling

•                  Call Forwarding

•                  Anonymous call blocker - blocks all calls to a Voice customer where a calling party does not display their name or number

•                  Anonymous calling - hides the Voice customer’s name and number on all calls they make

•                  Find me - allows calls to a Voice customer’s phone number to ring up to three additional phone lines, such as a cell phone or work number, simultaneously

•                  Call waiting with caller ID

•                  Busy Redial

•                  VIP Ringing - a Voice customer can designate up to a certain number of telephone numbers to ring with a second, distinct ringtone

My Optimum Voice allows customers to easily manage calling features and receive voicemails via the Internet.  Customers can view all their call details at their convenience.

Optimum Voice World Call provides flat-rate international calling to anywhere in the world, for $19.95 per month (250 minutes per month).

Optimum Voice is available to Cablevision’s entire service area.  We ended 2007 with approximately 1.6 million Optimum Voice customers.

Bundled Offers

We offer several promotional packages with discounted pricing to customers who subscribe to one or more of our products as compared to the a la carte prices for each individual product.  Our “Optimum Triple Play” family package currently offers iO TV, Optimum Online and Optimum Voice for $29.95 per month for each for the first twelve months when purchased together.  A promotional package currently offers Optimum Online and Optimum Voice for $29.95 per month for each for the first twelve months when purchased together.  We also offer other pricing discounts for certain products that are added to existing service.

System Capacity

Our cable plant network uses state of the art technology including fiber optic cable.  The network is a minimum of 750 MHz two-way interactive system offering a combination of analog and digital channels, high-speed data and voice services.

Programming

Adequate programming is available to the cable television systems from a variety of sources, including from Rainbow Media Holdings, our wholly-owned subsidiary.  Program suppliers’ compensation is typically a fixed, per subscriber monthly fee (subject to contractual escalations) based, in most cases, either on the total number of basic video subscribers of the cable television systems, or on the number of subscribers subscribing to the particular service.  The programming contracts are generally for a fixed period of time and are subject to negotiated renewal.  Cable programming costs have increased in recent years and are expected to continue to increase due to additional programming being provided to most subscribers, increased costs to produce or purchase cable programming and other factors.

Franchises

The Company’s cable television systems are operated in New York, New Jersey and Connecticut under non-exclusive franchise agreements with state and/or municipal franchising authorities.  Franchise agreements usually require payment of franchise fees and contain regulatory provisions addressing, among other things, upgrades, service quality, cable service to schools and other public institutions, insurance and indemnity bonds.  The terms and conditions of cable franchises vary from jurisdiction to jurisdiction.  Franchise authorities generally charge a franchise fee of up to 5% of certain of our revenues that are derived from the operation of the system within such locality.  The Company generally passes the franchise fee on to its subscribers, listing it as a separate item on the bill.

Franchise agreements are usually for a term of five to fifteen years from the date of grant; most are ten years.  Franchises usually are terminable only if the cable operator fails to comply with material provisions, and then only after complying with substantive and procedural protections afforded by federal and state law.  As of December 31, 2007, our ten largest franchise areas comprise approximately 47% of our total basic video customers and of those, three franchises, comprising approximately 198,000 basic video customers, are expired.  We are currently operating in these franchise areas under temporary authority.  In 2008, our franchise authority to serve 679,000 customers (as of December 31, 2007) in our largest municipality is scheduled to expire.  The Company has never lost a franchise for an area in which it operates.  Historically, expired franchises have routinely been renewed.  When a franchise agreement reaches expiration, a franchising authority may seek to impose new requirements, including requirements to upgrade facilities, to increase channel capacity and to provide additional support for local public, education and government access programming.  Negotiations can be protracted and franchise agreements sometimes expire before a renewal is negotiated and finalized.  State laws provide that pre-existing franchise terms continue in force during the renewal negotiations until agreement is reached or one or both parties seek to pursue “formal” franchise remedies under federal law.  Federal law provides significant substantive and procedural protections for cable operators seeking renewal of their franchises.  See “Regulation - Cable Television.”  Despite the Company’s efforts and the protections of federal law, it is possible that one or more of the Company’s franchises may be subject to termination or non-renewal or we may be required to make significant additional investments in response to requirements imposed in the course of the franchise renewal process.

Rainbow

General

We conduct our programming activities through Rainbow Media Holdings.  Rainbow Media Holdings’ businesses include ownership interests in national programming networks and regional news networks.

Rainbow Media Holdings’ national entertainment programming networks include AMC, WE tv, IFC, VOOM HD Networks, Lifeskool and sportskool.

Rainbow Media Holdings owns News 12, 24-hour local news, traffic and weather services dedicated to covering areas within the New York metropolitan area and also owns and operates Rainbow Advertising Sales Corporation, a cable television advertising company.

The following table sets forth estimated subscriber information as of December 31, 2007, 2006 and 2005 for Rainbow Media Holdings’ programming businesses.  These businesses are wholly-owned subsidiaries of Rainbow Media Holdings, except as noted below.

	Viewing Subscribers (a)
	2007	2006	2005
	(in thousands)
Programming and Related Businesses
National Entertainment Programming Networks:
AMC	84,400	81,100	77,200
WE tv	57,200	52,700	50,900
IFC	44,600	40,100	37,300
Fuse (c)	47,000	42,000	35,500
VOOM HD Networks (b)	2,100	300	25
Lifeskool	10,000	4,700	4,800
sportskool	26,000	20,100	12,300

Regional Sports Networks:
Madison Square Garden Network/Fox Sports Net New York (c)	15,800	15,300	14,700

Regional News Services:
News 12 Services	3,900	3,800	3,700
News 12 Traffic and Weather	2,800	2,800	2,600

(a)          Represents the number of subscribers to distributors’ systems that receive the referenced programming network.

(b)         Rainbow Media Holdings holds an 80% interest in the VOOM HD Networks and EchoStar Communications Corporation holds the remaining 20%.  See Note 3 to consolidated financial statements.

(c)          Fuse, Madison Square Garden Network and Fox Sports Net New York are part of the Company’s Madison Square Garden segment.

National Entertainment Programming Networks

AMC

With a comprehensive library of popular films, AMC offers movie-based entertainment for movie lovers.

AMC is available on cable television and other distribution platforms such as direct broadcast satellite (“DBS”) and video programming offered by telephone companies in the United States, and in the fourth quarter of 2006 and the first quarter of 2007, the AMC service was launched by certain cable television operators in Canada.  It is principally carried on basic or expanded basic tiers for which subscribers do not have to pay a premium to receive the network.  Affiliate revenues are based on fees paid by the distributors for the right to carry the programming.

AMC’s film library consists of films that are licensed from major studios such as Twentieth Century Fox, Warner Bros., Sony (MGM), NBC Universal, Paramount, and Buena Vista under long-term contracts, with sufficient films under contract as of December 31, 2007 to meet its minimum film programming needs through approximately midyear 2010.  AMC generally structures its contracts for the exclusive cable television right to carry the films during identified windows. AMC’s programming also includes Emmy and Golden Globe award winning/nominated originals such as the dramatic series Mad Men, the mini-series Broken Trail and the Hollywood news/talk show Shootout.

WE tv

WE tv is a 24-hour entertainment network for women.  The programming is available on multiple platforms and features films, original series and specials.

WE tv has licensed exclusive films and off-network series from major studios such as Twentieth Century Fox, NBC Universal and Warner Bros., as well as independent studios like Miramax and New Line to supplement its slate of original programming.  WE tv’s library has sufficient films licensed under contract as of December 31, 2007 to meet WE tv’s minimum film programming needs through approximately the end of the first quarter of 2011.  WE tv’s primetime schedule includes original programming with the most successful series being Bridezillas, Secret Lives of Women, Platinum Weddings, John Edward Cross Country and Ugliest House on the Block.  Additionally, WE tv’s programming includes acquired series such as Hope & Faith, Dharma & Greg, Rich Bride, Poor Bride and My Big Fat Fabulous Wedding.

IFC

IFC was the first network dedicated to independent films and related programming.  IFC presents feature-length films (domestically and internationally produced), documentaries, shorts, animation, new works, “cult classics” and originally produced programs which chronicle independent film trends.

IFC’s film library includes titles from IFC Entertainment’s film production, film distribution and VOD businesses, as well as from leading independent film studios like Miramax, MGM/UA, Lionsgate and New Line, with sufficient films under contract as of December 31, 2007 to meet its minimum film programming requirements needs through approximately the end of the first quarter of 2010.  IFC also features exclusive live coverage of notable international film events like the Cannes Film Festival and the Independent Spirit Awards as well as original series such as The Henry Rollins Show, The Minor Accomplishments of Jackie Woodman, Gunslinger Girl and The Whitest Kids U’Know, and original documentaries such as This Film Is Not Yet Rated, Heavy Load and At the Death House Door.

VOOM HD Networks

VOOM HD Holdings LLC (“VOOM HD”) currently offers a suite of 15 channels, produced exclusively in high definition and marketed for distribution to DBS and cable operators (“VOOM”).  The VOOM channels range from extreme sports and fashion to art and movies offering action sports on Rush HD; live sports coverage from arenas around the globe on Worldsport HD; a portal into intriguing people and extraordinary landscapes on Equator HD; cartoon worlds in detail on Animania HD; the world of art on Gallery HD; live auctions and original series for and about people with a passion for collecting on Treasure HD; 24/7 news shot in HD on HDNews; immersive pop music concerts on Rave HD; fashion, beauty and style on Ultra HD; the virtual worlds of video gaming on Gameplay HD; plus a selection of special interest, commercial-free HD movie channels, including a hi-definition film festival on Film Fest HD, award-winning and top-performing movies without borders on World Cinema HD, martial arts action on Kung Fu HD, movies and entertainment for the whole family on Family Room HD and movies on Monsters HD.  Currently, VOOM is available in the United States only on the Company’s cable television systems and EchoStar Communications Corporation’s (“EchoStar”) DISH Network.

In 2005, subsidiaries of the Company entered into agreements with EchoStar by which EchoStar acquired a 20% interest in VOOM HD and agreed to distribute VOOM on its DISH Network for a 15-year term.  The affiliation agreement with EchoStar for such distribution provides that if VOOM HD fails to spend $100 million per year (subject to reduction to the extent that the number of offered channels is reduced to fewer than 21), up to a maximum of $500 million in the aggregate, on VOOM, EchoStar may seek to terminate the agreement under certain circumstances.  On January 30, 2008, EchoStar purported to terminate the affiliation agreement, effective February 1, 2008, based on its assertion that VOOM HD had failed to comply with this spending provision in 2006.  On January 31, 2008, VOOM HD sought and obtained a temporary restraining order from New York Supreme Court for New York County prohibiting EchoStar from terminating the affiliation agreement.  In conjunction with its request for a temporary restraining order, VOOM HD filed a lawsuit against EchoStar asserting that EchoStar did not have the right to terminate the affiliation agreement.  That lawsuit is pending, as is the court’s decision on VOOM HD’s motion for a preliminary injunction.  Separately, on February 1, 2008, EchoStar began to distribute VOOM in a manner that the Company believes violates EchoStar’s obligations under the affiliation agreement.  On February 4, 2008, VOOM HD notified EchoStar of its position that this new distribution constitutes a material breach of the affiliation agreement and reserved all its rights and remedies.

Regional News Services

The regional news services provided by the Company include News 12 Long Island, News 12 New Jersey, News 12 Westchester, News 12 Connecticut, News 12 The Bronx and News 12 Interactive, as well as News 12 Traffic and Weather (collectively, the “News 12 Networks”).  The News 12 Networks are 24-hour local news, traffic and weather services dedicated to covering areas within the New York metropolitan area.

Regional Sports Networks

In April 2005, the Company and News Corporation restructured their ownership of Regional Programming Partners.  Prior to the April 2005 transaction, Regional Programming Partners was owned 60% by the Company and 40% by News Corporation.  As a result of the restructuring, the Company indirectly owns 100% of Madison Square Garden, L.P. (which includes Madison Square Garden Network and Fox Sports Net New York), and through June 2007, had owned 50% of Fox Sports Net New England and 60% of Fox Sports Net Bay Area.  Additionally, the Company no longer owns interests in Fox Sports Net Ohio, Fox Sports Net Florida, National Sports Partners or National Advertising Partners as a result of the restructuring.

In June 2007, the Company, through Rainbow Media Holdings, completed the sale to Comcast Corporation (“Comcast”) of (i) its 60% interest in Fox Sports Net Bay Area, for a purchase price of $366.8 million (the “Bay Area Sale”) and (ii) its 50% interest in Fox Sports Net New England, for a purchase price of $203.3 million (the “New England Sale”), for an aggregate purchase price of approximately $570 million, plus certain additional consideration to Rainbow Media Holdings, and customary working capital adjustments.

Other Services

Video-On-Demand Services

Rainbow Media Holdings’ on-demand services include Lifeskool (formerly Mag Rack) and sportskool.  Lifeskool provides a variety of on-demand special interest television programming on a variety of topics including cars, motorcycles, personal relationships, children’s entertainment and music instruction.  sportskool features expert sports instruction, coaching and guidance for a wide range of sports and fitness activities.  These services are currently offered to Cablevision’s subscribers as well as carried by other operators.

IFC in Theaters distributes critically acclaimed independent films, with the added ease and convenience of on-demand functionality. IFC in Theaters titles are new independent films that are available on-demand on the same day that they are distributed theatrically. This service is currently offered to Cablevision’s subscribers as well as being carried by other operators. IFC in Theaters releases 24 titles per year, with films such as I Want Someone to Eat Cheese With, Unknown, Alone With Her and The Wind That Shakes the Barley.

IFC Entertainment encompasses Rainbow Media Holdings’ film distribution, production and video-on-demand exhibition businesses and was created to extend the IFC brand beyond television and to establish itself as a leader in the independent film community.

Rainbow Network Communications

Rainbow Network Communications, servicing primarily Rainbow Media Holdings’ programming offerings, is a full service network programming origination and distribution company.  Its services include origination, transmission, video engineering, uplinking, encryption, affiliate engineering, technology consulting, transponder negotiation, content ordering, quality control and editing.  Rainbow Network Communications has a state of the art technology center that consolidates all master control/playback and uplink facilities in one location.  This center is fully digital which enables Rainbow Network Communications to process audio and video signals in both standard and high definition.

Madison Square Garden

Madison Square Garden is comprised of professional sports teams, a live entertainment company, a regional sports programming business, as well as the operations of Fuse, a national programming network effective January 1, 2008.  Prior to January 1, 2008, Fuse was included in the Rainbow segment (prior period segment information has been reclassified and reported on a comparable basis).  The sports teams include the New York Knicks of the National Basketball Association (“NBA”), the New York Rangers of the National Hockey League (“NHL”), the Hartford Wolf Pack of the American Hockey League, and the New York Liberty of the Women’s National Basketball Association.  In addition, Madison Square Garden owns and operates the Madison Square Garden Arena (the largest indoor arena in New York City), the WaMu Theater at Madison Square Garden and, effective October 2007, the Chicago Theatre in Chicago, Illinois.  It also leases and operates Radio City Music Hall and the Beacon Theatre in New York City.  Through June 30, 2007, it managed the Hartford Civic Center and Rentschler Field (sports and entertainment venues in Connecticut).  The Madison Square Garden Arena hosts home games of the Knicks, Rangers and Liberty as well as a wide range of sports and entertainment events, including college basketball, boxing, and family shows. Madison Square Garden’s entertainment business presents its proprietary Radio City Christmas Spectacular, which features the Radio City Rockettes, at Radio City Music Hall and in its touring Christmas productions.  The entertainment business also hosts a wide variety of other entertainment events at the Madison Square Garden Arena, the WaMu Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre and the Chicago Theatre, including concerts by such notable artists as The Police, Eric Clapton, Jimmy Buffet, Bruce Springsteen and Justin Timberlake, and other events such as Wintuk (a co-production between Madison Square Garden Entertainment and Cirque du Soleil), the Ringling Bros. and Barnum & Bailey Circus, the Tony Awards and the NFL Draft.  MSG Media, which includes MSG Network and Fox Sports Net New York (which on March 10 will be renamed and relaunched as MSG Plus) features original sports and sports-related programming including the telecasting of games of the following professional sports teams: the New York Knicks, New York Rangers, New York Liberty, New York Islanders, New Jersey Devils and

Buffalo Sabres.  Fuse is a music television network featuring music videos, artist interviews, live concerts, and series and specials.

Other Businesses and Assets

Clearview Cinemas operates 49 motion picture theaters containing 252 screens in the New York metropolitan area.

An indirect subsidiary of Rainbow Media Holdings owns a 90% interest in an entity, DTV Norwich LLC that holds FCC licenses in 46 metropolitan areas in the United States, including New York, Miami, Los Angeles, and Cleveland, to provide multi-channel video distribution and data service (“MVDDS”), which could be used to distribute video, data or other applications to subscribers via terrestrial transmission facilities and rooftop antennas.

PVI Virtual Media Services LLC is a wholly-owned subsidiary of the Company, which markets a real time video insertion system that through patented technology places computer generated electronic images into telecasts of sporting events and other programming.

We also own 21,477,618 shares of Comcast common stock acquired in connection with the sale of certain cable television systems and 12,742,033 shares of General Electric common stock acquired in connection with the sale of our interest in a national programming service.  All of these shares have been monetized pursuant to collateralized prepaid forward contracts.  See “Item 7A Quantitative and Qualitative Disclosures About Market Risk” for a discussion of our monetization contracts.

Competition

Cable Television

Our cable television systems operate in an intensely competitive environment, competing with a variety of other television programming delivery systems, including satellite-delivered signals, delivery systems of incumbent telephone companies and broadcast television signals available to homes within our market by over-the-air reception.

DBS.  A primary competitor to our cable television systems is DBS services.  Two major DBS services, EchoStar and DirecTV, are available to the vast majority of our customers.  According to the Federal Communications Commission’s (“FCC”) most recent (2007) report on video competition, DBS providers serve over 29% of households that subscribe to multichannel video programming services.  These services each offer over 300 channels of programming, including programming that is substantially similar to the programming that we offer.  Federal laws permit DBS systems to retransmit local broadcast television signals to their customers.  This has also enhanced the competitive position of DBS.  Our ability to compete with these DBS services is also affected by the quality and quantity of programming available to us and to them.  Federal law also generally provides DBS operators with access to all satellite-delivered cable programming services.  One of these services, DirecTV, also has exclusive arrangements with the NFL that gives it access to programming that we cannot offer and similar deals for other sporting events have been announced or reported.

Incumbent Telephone Companies.  We face intense competition from two incumbent telephone companies.   Verizon and AT&T Inc., which offer video programming in addition to their voice and high-speed Internet access services to residential customers in our service area, compete across all of our telecommunications products.  Verizon has made promotional offers to customers in our service area and we expect that they may make additional promotional offers in the future.  The attractive demographics of the Company’s service territory make this region a desirable location for investment in video distribution technologies by these companies.  Their competitive position has been improved by recent operational, regulatory and legislative advances that they have made.  For example, Verizon has constructed fiber to the home network plant that passes a significant number of households in our service area (currently about a quarter of the households according to our estimates).  Verizon has obtained authority to provide video service (it already has or needs no authority to provide phone and data services) for a majority of these homes passed, on a statewide basis in New Jersey and through numerous local franchises in New York.  Verizon has so far not indicated any plans to offer video service in Connecticut.  AT&T has obtained authorization to provide video service throughout its Connecticut footprint, which includes most of our service area in Connecticut.  See “Regulation” and “Risk Factors - Our business is subject to extensive government regulation and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do” for a discussion of regulatory and legislative issues.  Verizon and AT&T also market DBS services in our service area.  Each of these companies has significantly greater financial resources than we do.

OVS.  In addition, competitive service providers that utilize the public rights-of-way can operate an “open video system” (OVS) subject only to selected portions of the federal regulations applicable to our cable systems, but still subject to certain local municipal franchising powers.  RCN Corporation is authorized to operate OVS systems that may compete with us in New York City.

Other Competitors.  Other sources of actual or potential video competition to cable television systems include broadcast television stations, private home dish earth stations, multichannel multipoint distribution services (“MMDS”), which deliver television programming over microwave super-high frequency channels received by subscribers with a special antenna, satellite master antenna television (“SMATV”) systems, which like MMDS generally serve large multiple dwelling units under an agreement with the landlord, and new services such as wireless local multipoint distribution service (“LMDS”), and MVDDS.  The statutory definition of a cable television system excludes facilities that do not use public rights-of-way.  This exempts wireless services from local franchise and other requirements applicable to cable television system operators.  No MVDDS systems have yet been commercially deployed in the United States.  Cable television systems also compete with entities that make digital video recorded movies and programs available for home rental or sale.

Another potential source of competition is the delivery of video programming over the Internet directly to subscribers.  There can be no assurance that the provision of video over the Internet or other existing, proposed, or as yet undeveloped technologies will not become dominant in the future and render our cable television systems less profitable or even obsolete.

High-Speed Data

Our high-speed data offering to consumers, Optimum Online, faces intense competition from other providers of high-speed Internet access, including services offered by local telephone companies such as Verizon and AT&T.  In addition, DBS providers have tested the use of certain spectrum to offer satellite-based high-speed data services and are offering broadband data services via partnerships and marketing arrangements with other providers such as Verizon, AT&T, Earthlink, Wildblue, Clearwire, Qwest, Embarq, Windstream, Cincinnati Bell, Frontier, CenturyTel, and Hawaiian Telcom.  The FCC has allocated spectrum for use by licensed and unlicensed providers of wireless broadband service, including LMDS, MVDDS, Broadband Radio Service/Educational Broadband Service, Wireless Communications Service, and Digital Electronic Message Service, which, if offered within Cablevision’s service area, could compete with our high-speed data offering.

VoIP

Our VoIP service, Optimum Voice, faces intense competition from other providers of voice services, including local exchange carriers such as Verizon and AT&T and other competitive providers of voice services, as well as VoIP providers like Vonage that do not own networks but can provide service to any person with a broadband connection from a cable company or other network.  Traditional wireline local exchange carriers and wireless providers have established customer relationships and existing network interconnection arrangements, which may give them an advantage in providing VoIP services.

Lightpath

Lightpath operates in the most competitive business telecommunications market in the country and competes against the very largest telecommunications companies - incumbent local exchange carriers (“ILECs”), other competitive local exchange companies (“CLECs”) and long distance companies.  More specifically, Lightpath faces substantial competition from Verizon and AT&T, which are the dominant providers of local telephone and broadband services in their respective service areas.  ILECs have significant advantages over Lightpath, including greater capital resources, an existing fully operational local network, and long-standing relationships with customers.

While Lightpath and the ILECs are competitors, Lightpath must enter into interconnection agreements with each ILEC so that Lightpath’s customers can make and receive calls to and from customers served by the ILECs and other telecommunications providers.  Federal and state law and regulations require ILECs to enter into such agreements and provide such facilities and services, at prices subject to regulation.  The specific price, terms and conditions of each agreement, however, depend on the outcome of negotiations between Lightpath and an ILEC.  Agreements are also subject to approval by the state regulatory commissions.  Lightpath has entered into interconnection agreements with Verizon for New York, New Jersey and portions of Connecticut and with AT&T for portions of Connecticut, which have been approved by the respective state commissions.  Lightpath also entered into interconnection agreements with regional carriers in New York and New Jersey.  These agreements, like all interconnection agreements, are for limited terms and are required to be renegotiated, arbitrated and approved subject to the laws in effect at that time.

Lightpath also faces competition from one or more competitive access providers and other new entrants in the local telecommunications and data marketplace, and competitive local exchange carriers.  In addition to the ILECs and CLECs, other potential competitors capable of offering voice and broadband services include electric utilities, long distance carriers, microwave carriers, wireless telephone system operators (such as cellular, PCS, and specialized mobile radio), and private networks built by large end users.  A continuing trend toward business combinations and alliances in the telecommunications industry may create stronger competition for Lightpath.

Programming and Entertainment

Rainbow Media Holdings’ programming networks operate in highly competitive markets.  First, our programming networks compete with other programming networks to obtain distribution on cable television systems and other multichannel video programming distribution systems, such as DBS, and ultimately for viewing by each system’s subscribers.  Second, our programming networks compete with other video programming distributors, including broadcasters and other programming entities, to secure desired entertainment and sports programming.  In each of these markets, some of our competitors are large publicly held companies that have greater financial resources than we do.   In addition, Rainbow Media Holdings competes with these entities for advertising revenue.

It is difficult to predict the future effect of technology on many of the factors affecting Rainbow Media Holdings’ competitive position.  For example, data compression technology has made it possible for most video programming distributors to increase their channel capacity, which may reduce the competition among programming networks and broadcasters for channel space.  On the other hand, the addition of channel space could also increase competition for desired entertainment and sports programming and ultimately, for viewing by subscribers.  As more channel space becomes available, the position of our programming networks in the most favorable tiers of these distributors would be an important goal.  Additionally, video content delivered directly to viewers over the Internet competes with our programming networks for viewership.

Distribution of Programming Networks

The business of distributing programming networks to cable television systems and other multichannel video programming distributors is highly competitive. Our programming networks face competition from other programming networks for the right to be carried by a particular cable system or other multichannel video programming distribution system, and for the right to be carried on the service tier that will attract the most subscribers.  Once our programming network is selected by a cable or other multichannel video programming distribution system for carriage, that network competes for viewers not only with the other channels available on the system, but also with off-air broadcast television, pay-per-view channels and video-on-demand channels, as well as online services, mobile services, radio, print media, motion picture theaters, DVDs, and other sources of information, sporting events and entertainment.

Important to our success in each area of competition Rainbow Media Holdings faces are the prices we charge for our programming networks; the quantity, quality and variety of the programming offered on our networks; and the effectiveness of our networks’ marketing efforts.  The competition for viewers in the context of nonpremium programming networks directly correlates with the competition for advertising revenues with each of our competitors.

Our ability to successfully compete with other programming networks for distribution may be hampered because the cable television systems, DBS services or other systems through which distribution is sought may be affiliated with other programming networks.  In addition, because such affiliated cable television systems or DBS services may have a substantial number of subscribers, the ability of such programming networks to obtain distribution on affiliated cable television or DBS services may lead to increased subscriber and advertising revenue for such networks because of their increased penetration compared to our programming networks.  Even if such affiliated cable television or DBS operators carry our programming networks, there is no assurance that such cable television or DBS operators would not place their affiliated programming network on a more desirable tier, thereby giving the affiliated programming network a competitive advantage over our own.

New or existing programming networks with affiliations to desired broadcasting networks like NBC, ABC, CBS or FOX may also have a competitive advantage over our networks in obtaining distribution through the “bundling” of agreements to carry those programming networks with the agreements giving the cable system or other distributor the right to carry a broadcast station affiliated with the broadcasting network.

An important part of our strategy involves exploiting identified niches of the viewing audience that are generally well-defined and limited in size.  Rainbow Media Holdings has faced and will continue to face increasing competition as other programming networks and online or other services are launched that seek to serve the same or similar niches.

Sources of Programming

We also compete with other programming networks to secure desired programming.  Although some of this programming is generated internally through our efforts in original programming, most of our programming is obtained through agreements with other parties that have produced or own the rights to such programming.  Competition for this programming will increase as the number of programming networks increases.  Other programming networks that are affiliated with programming sources such as movie or television studios, film libraries or sports teams may have a competitive advantage over us in this area.

Competition for Entertainment Programming Sources.  With respect to the acquisition of entertainment programming, such as syndicated programs and movies, which are not produced by or specifically for programming networks, our competitors include national commercial broadcast television networks, local commercial broadcast television stations, the Public Broadcasting Service and local public television stations, pay-per-view programs, and other cable programming networks.  Some of these competitors have exclusive contracts with motion picture studios or independent motion picture distributors or own film libraries.  In the future, Internet-based video content distributors may also emerge as competitors for the acquisition of content or the rights to distribute content.

Competition for Sports Programming Sources.  Because the loyalty of the sports viewing audience to a sports programming network is primarily driven by loyalty to a particular team or teams, access to adequate sources of sports programming is particularly critical to our sports networks.  Madison Square Garden’s regional programming business competes for local and regional rights for teams or events principally with national or regional cable networks that specialize in or carry sports programming; television “superstations” which distribute sports and other programming by satellite; local and national commercial broadcast television networks; and independent syndicators that acquire and resell such rights nationally, regionally and locally.  Some of our competitors may own or control, or are owned or controlled by, sports teams, leagues or sports promoters.  This gives them an advantage in obtaining broadcast rights for such teams or sports.  Owners of distribution outlets such as DBS and cable television systems may also contract directly with the sports teams in their local service areas for the right to distribute games on their systems.

To remain competitive in acquiring rights to sports programming, Madison Square Garden’s regional programming business attempts to secure long-term rights agreements with teams, leagues, athletic conferences and other sports program suppliers.  Madison Square Garden’s regional programming business, however, is not always successful in doing so, and we cannot be assured that our strategy will enable Madison Square Garden’s regional programming business to offer sports programming of the type and in the quantity or quality necessary for such a business to remain competitive.  In addition, the increasing amount of sports programming available on a national basis, including pursuant to national rights arrangements (e.g., NBA on ABC, ESPN and TNT and NHL on NBC and Versus), as part of league-controlled sports networks (e.g., NBA TV and NFL Network), and in out-of-market packages (e.g., NBA’s League Pass), may have an adverse impact on our competitive position as Madison Square Garden’s programming networks compete for distribution and for viewers.

In the New York market, the two local professional baseball teams have each organized their own cable television networks featuring the games of their teams.  This adversely affects the competitive position of Madison Square Garden’s regional programming business in New York by denying or limiting our access to those games for our own networks and subjecting our networks to competition from these team-owned services.  On the other hand, the competitive position of Madison Square Garden’s regional programming business is substantially enhanced by our ownership of the New York Knicks and the New York Rangers.

Competition for Advertising Revenue.  The financial success of our programming businesses also depends in part upon unpredictable and volatile factors beyond our control, such as viewer preferences, the strength of the advertising market, the quality and appeal of the competing programming and the availability of other entertainment activities.  A shift in viewer preferences could cause our programming to decline in popularity, which could cause a decline in advertising revenues and could jeopardize renewal of our contracts with distributors.  A decline in available advertising expenditures by advertisers could also cause a decline in advertising revenues regardless of a change in viewer preferences, especially from increased competition by other programmers providing similar programming.  In addition, our competitors may have more flexible programming arrangements, as well as greater volumes of production, distribution and capital resources, and may be able to react more quickly to shifts in tastes and interests.

Madison Square Garden - Sports and Entertainment Businesses

In addition to the competition faced by Madison Square Garden’s regional programming business (as discussed above), Madison Square Garden sports teams’ financial success is dependent on their ability to generate advertising sales, paid attendance, luxury box rentals, and food, beverage and merchandise sales.

To a large extent, the ability of the teams to build excitement among fans, and therefore produce higher revenue streams, depends on the teams’ winning performance, which generates regular season and playoff attendance and luxury box rentals, and which also supports increases in prices charged for tickets, luxury box rentals, and advertising placement.  Each team’s success is dependent on its ability to acquire highly competitive personnel.  The governing bodies of the NBA and the NHL have the power and authority to take certain actions that they deem to be in the best interest of their respective leagues, which may not necessarily be consistent with maximizing the professional sports teams’ results of operations.  The Madison Square Garden Arena, the WaMu Theater, Radio City Music Hall and the Beacon Theatre compete with other sports and entertainment venues in the New York metropolitan area. The Chicago Theatre competes with entertainment venues in the Chicago area. Competition is affected primarily by the quality of the sports and entertainment offered to consumers and, to a lesser extent, by factors such as price, arena quality and location.

Clearview Cinemas

Clearview Cinemas as a smaller, regional film exhibitor, competes with a number of large theater chains and independent theaters with respect to acquiring licenses to films and attracting patrons.  The principal competitive factors in obtaining films from distributors include licensing terms, seating capacity, location, prestige of the theater chain and of the particular theater, quality of projection and sound equipment and the exhibitor’s ability and willingness to promote the distributor’s films.  Most of our competitors are in a stronger competitive position than Clearview Cinemas based upon these factors.  We believe that the principal competitive factors in attracting film audiences are the availability of marketable films, the location of theaters, theater comfort and environment, projection and sound quality, level of service and ticket price.  The theater exhibition industry also faces competition from other motion picture exhibition delivery systems, such as network, syndicated, on-demand and pay television; DVD and other home video systems; and the availability of films over the Internet.

Regulation

Cable Television

Our cable television systems are subject to extensive federal, state and local regulations.  Our systems are regulated under congressionally imposed uniform national guidelines, first set in the Cable Communications Policy Act of 1984 and amended by the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996.

The following paragraphs describe the existing legal and regulatory requirements that are most significant to our business today.

Franchising.  Regulatory responsibility for local aspects of the cable business such as franchisee selection, system construction, safety, and customer service remains with state and local officials.  New York, New Jersey and Connecticut laws provide for comprehensive cable regulation, including approval of transfers of our cable franchises and consumer protection legislation.  At the urging of Verizon and AT&T, New Jersey and Connecticut recently enacted laws that provide for streamlined video franchising on a statewide basis.  Cablevision is also eligible for streamlined franchising under these laws.  State and local franchising jurisdiction, however, must be exercised consistently with federal law.  The Federal Cable Act authorizes states or localities to franchise our cable television systems on a non-exclusive basis but sets limits on their franchising powers.  It sets a ceiling on franchising authorities imposing franchise fees of not more than 5% of our gross revenues from our provision of cable television service.  It prohibits states and localities from requiring us to carry specific programming services, and protects us in seeking franchise renewals by limiting the factors a franchising authority may consider and requiring a due process hearing before denial of renewal.  Our franchising authorities cannot grant an exclusive cable franchise to us and cannot unreasonably refuse to award an additional franchise to compete with us.

In December 2006, the FCC adopted rules that require municipalities, but not states, to act on local franchise applications from competitive providers like Verizon within 90 days.  The FCC also limited areas of negotiation between these applicants and municipalities that might otherwise slow the franchising process.  These rules are being challenged in federal court. We do not believe that these rules apply in the states in which we operate, where franchising is subject to state regulation, but we cannot predict the outcome of this litigation.  Even in states where the rules apply, the FCC has extended some of the limitations on municipalities to their negotiations with existing cable operators.

In New York, legislation has been introduced that would offer streamlined state video franchises to new video competitors with reduced regulatory obligations.  Existing cable operators would not be eligible for such franchises until their current franchises expire or are terminated by mutual agreement with the local franchising authority.

Rate Regulation.  In some of our cable television systems, the rates for our basic service package are subject to regulation by local franchising authorities in accordance with FCC rules.  Local municipalities or state cable television regulators may also regulate the rates we charge for the installation and lease of the equipment used by subscribers to receive the basic service package, including equipment that may also be used to receive other packages of programming, and the installation and monthly use of connections for additional television sets.  However, we are permitted to compute our regulated equipment rates by aggregating our costs of broad categories of equipment at the franchise, system, regional or company level.

Rate regulation is by federal law eliminated if one of our cable systems is subject to “effective competition” from another multichannel video programming distributor.  We have been successful in obtaining from the FCC such an “effective competition” finding in a number of communities in our market and are currently seeking such a finding in other communities.

Must-Carry/Retransmission Consent.  We are required by federal law to carry local broadcast stations (“must-carry”), or, at the option of a local broadcaster, to obtain the broadcaster’s prior consent for retransmission of its signal.  A substantial number of local broadcast stations currently carried by our cable television systems have elected to negotiate for retransmission consent.  Our cable television systems have reached retransmission consent agreements with most broadcast stations they currently carry, but the potential remains for broadcast station carriage to be discontinued if such an agreement is not renewed following its expiration.

Congress has established a “hard” date of February 17, 2009, as the deadline by which broadcasters must relinquish their analog spectrum.  No later than February 18, 2009, they must transmit solely in digital format.  The FCC has ruled that when a broadcaster completes its transition from analog to digital transmission, only its primary digital video stream will be entitled to must-carry.  The FCC has ruled that broadcasters may not demand mandatory carriage for other than the primary digital video programming stream.  The orders rejecting mandatory carriage of programming streams other than the primary digital video programming stream are currently subject to petitions for reconsideration pending for the FCC.

The FCC has also ruled that, beginning February 18, 2009, a cable operator must transmit the signals of must-carry stations in analog as well as digital format, unless all subscribers of the operator’s cable system can view the digital signal on every television set connected to the system.  This requirement runs until February 2012, but the FCC will review the rules in 2011 to determine their continued need.  This requirement has been challenged in federal court.

In the wake of publicized disputes between several cable operators and broadcasters, several members of Congress have expressed concern that current retransmission consent requirements and practices have had a negative effect on consumers, and stated that it is time for Congress to reexamine those requirements.  Other members of Congress have suggested that binding arbitration may be an appropriate means of resolving such disputes.  The FCC has solicited public comment on whether broadcasters can lawfully condition their consent to carriage on a cable operator’s agreement to carry an affiliated programming network.

Ownership Limitations.  Congress has required the FCC to set a national limit on the number of subscribers a cable company can serve, and a limit (the “channel occupancy rule”) on the number of channels on a cable system that can be occupied by video programming services in which the operator of that system has an attributable interest.  The FCC has established a national limit of 30% on the number of multichannel video households that a cable operator can serve.  That requirement is expected to be challenged in federal court.  The FCC is reviewing its channel occupancy rule, following a 2001 federal court decision that held unconstitutional the FCC’s prior rule establishing a 40% limit.

Set Top Boxes.  The FCC requires cable operators to separate security from non-security functions in digital set-top boxes in order to permit the manufacture and sale of these devices by third parties.  Beginning on July 1, 2007, cable operators were required to cease providing new digital set-top boxes that integrate security functions with the other capabilities provided by these boxes.  The FCC also requires cable operators to allow consumers to connect televisions and other consumer electronics equipment with a slot for a cable security card directly to digital cable systems to enable receipt of one-way digital programming without need for a set-top box.  The FCC has granted our request for a limited waiver of the integration ban for our set-top boxes, which rely on a different type of security card for separated security, and has temporarily grandfathered the use of our separate security solution until July 1, 2009.

Network Blackout/Nonduplication.  FCC rules require that we black out certain network and sports programming on imported distant broadcast television signals upon request.  The FCC also requires that we delete syndicated programming carried on distant signals upon the request of any local television/broadcast station holding the exclusive right to broadcast the same program within our local television market.

PEG and Leased Access.  Localities may require free access to public, educational or governmental channels on our systems.  We must make a limited number of commercial leased access channels available to third parties (including parties with potentially competitive video services) at regulated rates.  The FCC recently reduced the upper limit on the price we can charge for the use of leased access channels, and established additional leased access customer service standards and procedures for addressing complaints regarding alleged violations of the leased access rules.  These new rules are expected to be challenged in federal court.  The FCC has sought comment on whether the cap on the rates we can charge leased access programmers should also apply to programmers transmitting predominantly sales presentations or program length commercials.

Tiering/A La Carte.  Federal law requires us to establish a “basic service” package consisting, at a minimum, of all local broadcast signals that we carry, as well as, if the locality requests, all public, educational and governmental access programming carried by our systems.  All subscribers are required to purchase this tier as a condition of gaining access to any other programming that a cable operator provides.  We are also required to carry leased access programming on a tier that is available to more than fifty percent of our subscribers.  Federal law does not otherwise dictate the number or nature of programming services carried by a cable operator on each service tier.

Some members of Congress have proposed requiring cable operators to offer programming services on an unbundled basis rather than as part of a tier or to provide a greater array of tiers to give subscribers the option of purchasing a more limited number of programming services.  The FCC also has indicated an interest in requiring cable operators to offer programming services in this “a la carte” manner, and in February 2006 released a report finding “substantial benefits” in the a la carte model for delivering video programming.

Indecency and Obscenity Restrictions.  Cable operators and broadcasters are prohibited from transmitting obscene programming, but only broadcasters currently are subject to restrictions on the transmission of indecent material.  They may not transmit indecent programming when there is a reasonable risk of children in the audience (6 a.m. to 10 p.m.).  Some Members of Congress have proposed expanding the prohibitions on indecent programming to include cable and satellite programs, notwithstanding the availability of program blocking devices provided by cable and DBS operators.  Penalties for violations of this restriction can be severe.  Some members of Congress and the Chairman of the FCC have suggested that indecency restrictions for cable might be unnecessary if cable operators were to offer a separate tier of “family” programming or to offer programming services for purchase on an individual, “a la carte”, basis.

Violent Programming.  In April 2007, the FCC issued a report on violence in programming that recommended that Congress prohibit the availability of violent programming, including cable programming, during the hours when children are likely to be watching.  The report proposed that Congress consider requiring programming to be offered a la carte as one way of addressing violence in programming.

“70/70 Test.  The FCC has ordered cable operators to provide data to enable it to determine whether the so-called “70/70 test” in the Federal Cable Act has been satisfied.  Under this provision, when cable systems with 36 or more activated channels are available to 70 percent of households within the United States, and when 70 percent of those households subscribe to them, the FCC may promulgate any additional rules necessary to promote diversity of information sources.  In prior years, the FCC has concluded that this test has not been met.

Pole Attachments.  The FCC has authority to regulate utility company rates for cable rental of pole and conduit space unless states establish their own regulations in this area.  The states in which our cable television systems operate have adopted such regulations.  Utilities must provide cable television systems and telecommunications carriers with nondiscriminatory access to any pole, conduit or rights-of-way controlled by the utility.

The FCC has adopted regulations to govern the charges for pole attachments used by companies providing telecommunications services, including cable operators, and for attachments used by cable operators to provide Internet access services.  The states in which we operate have, to date, adopted the FCC regulations, with minor exceptions, although they remain free to adopt other pole attachment rules.

The FCC is considering raising the rates that cable operators may be charged to attach their wires to utility poles.  Among other things, the Commission proposes to raise the rate for attachments used for broadband Internet access services.  While the states in which we operate have established their own rates, such action by the FCC could affect regulation by the states.

Program Carriage.  The FCC’s program carriage rules govern disputes between cable operators and programming services over the terms of carriage.  We may not require a programming service to grant us a financial interest or exclusive carriage rights as a condition of its carriage on our cable systems, and we may not discriminate against programming services in the terms and conditions of carriage on the basis of their affiliation or nonaffiliation with us.

In June 2007, the FCC released a notice of proposed rulemaking considering changes to its program carriage rules, which govern disputes between programmers and distributors over carriage terms, including a proposal to require programmers and distributors to enter into “last best offer” style arbitration when they cannot reach agreement over carriage terms.  In addition, several states are also considering legislation that would mandate such arbitration for carriage disputes.  None of the states in which we operate have adopted such legislation.

Exclusive Access to Multitenant Buildings.  The FCC has prohibited cable operators from entering into agreements with owners of multitenant buildings under which the operator is the only provider of multichannel video service with access to the building.

Exclusive Marketing and Bulk Billing Arrangements.  The FCC is reviewing whether cable operators should be prohibited from entering into exclusive marketing and bulk billing arrangements with owners of multitenant buildings.

Telemarketing.  The FCC and the Federal Trade Commission have adopted rules limiting the telemarketing practices of cable operators.

Privacy.  In the course of providing service, we collect certain personally identifiable information about our subscribers.  Our collection and use of this information is subject to a variety of Federal and state privacy requirements, including those imposed specifically on cable operators by the Communications Act.  The Communications Act requires a cable operator to give each subscriber annual written notice of the personally identifiable information that will be collected and the manner in which it is used, and sets limits, subject to certain exceptions, on our disclosure of that information to third parties.  As cable operators begin to provide interactive and other advanced services, additional privacy considerations may arise.

Other FCC Regulation.  The FCC regulates us in such areas as technical standards, and emergency alerts.  We also are prohibited by the Communications Act from transmitting obscene programming over our cable systems.  The FCC is also tasked by Congress to promote compatibility between cable television systems and other consumer electronic equipment.  The FCC is currently reviewing proposed standards for compatibility of digital equipment.

The FCC also imposes restrictions on our origination cablecasting channels and imposes rules governing political broadcasts; ownership and control of cable home wiring in single family residences and multiple dwelling units; closed captioning on networks we carry; and limitations on advertising contained in children’s programming that we carry.

The FCC requires us to pay annual “regulatory fees” that we may pass on to subscribers.  Other fees are assessed for the FCC licenses we hold for business radio, cable television relay systems and earth stations.  These fees may not be collected from our subscribers.

Federal Copyright Regulation.  We are required to pay copyright royalty fees to receive a statutory compulsory license to carry broadcast television signals.  The U.S. Copyright Office has increased our royalty fees from time to time and has, at times, recommended to Congress changes in the statutory compulsory licenses for cable television carriage of broadcast signals.  Such changes, if made, could adversely affect the ability of our cable television systems to obtain such programming, and could increase the cost of such programming.

High-Speed Internet

Regulatory Classification.  In March 2002, the FCC determined that broadband Internet access services like Optimum Online should be classified as “information services” for regulatory purposes, and the Supreme Court upheld that determination.  The FCC has traditionally subjected information services to a lesser degree of regulation than “telecommunications services,” which are offered to the public for a fee on a common carrier basis.  The FCC has adopted principles, but not rules, that similarly state that consumers are entitled to access all lawful Internet content using their broadband connections.

Access Obligations and “Net Neutrality.”  Some parties have proposed federal, state and local requirements that would force cable systems to provide access to third-party Internet service providers in addition to services the cable system itself provides, such as our Optimum Online cable modem service.  In 2002, the FCC asked whether it should nonetheless require cable operators to provide transmission capacity to unaffiliated Internet service providers.  The outcome of the FCC’s proceeding could affect the regulatory obligations imposed on Optimum Online, and the extent to which states and local authorities may regulate it or assess fees upon revenues generated by it.  Relatedly, some members of Congress have suggested that cable operators and other broadband service providers should be subject to a “net neutrality” requirement barring them from “interfering” with subscriber access to Internet content or from reaching agreement with certain content providers for preferential access.  Net neutrality legislation has also been introduced in the New York State legislature.  The FCC has adopted principles, but not rules, that state that consumers are entitled to access all lawful Internet content using their broadband connections.  In addition, the FCC is conducting a proceeding regarding whether there is a need for further regulatory intervention to ensure that consumers can access all lawful Internet content using their broadband connections.

Several entities have recently asked the FCC to rule that reasonable network management practices do not include conduct that would block, degrade, or unreasonably discriminate against lawful Internet applications, content or technologies including certain practices related to peer-to-peer traffic management.

Internet Access Service Consumer Protection.  The FCC is reviewing whether it should develop consumer protection requirements for all providers of broadband Internet access services like Optimum Online.  Congress also is considering proposals that would require all broadband Internet access service providers to comply with various rules, such as customer privacy, consumer service standards, and access for persons with disabilities.

Data Theft.  Legislation has been introduced in Congress and state legislatures, including those in which we operate, that would impose requirements on entities that collect personally identifiable information to protect that information against theft, notify customers of data theft, and penalize those companies that fail to comply with those requirements.

Currently, the Communications Act’s limitations on our collection and disclosure of cable subscribers’ personal information also apply with respect to broadband Internet access service provided by cable operators.  Broadband Internet access service is also subject to other federal and state privacy laws applicable to electronic communications.  Additionally, providers of broadband Internet access services like Optimum Online must comply with the FCC’s regulations implementing the Communications Assistance for Law Enforcement Act (“CALEA”), which requires providers to make their services and facilities accessible for law enforcement intercept requests.  Various other federal and state laws apply to providers of services that are accessible through Optimum Online, including copyright laws, prohibitions on obscenity, and a ban on unsolicited commercial e-mail.  Online content provided by Cablevision is also subject to these laws.

VoIP

The FCC, Congress, and several state commissions are examining issues surrounding the provision of VoIP services like Optimum Voice.  In February 2004, the FCC initiated a generic rulemaking proceeding concerning the legal and regulatory implications of IP-based services, including VoIP services.  In November 2004, the FCC determined that VoIP services with certain characteristics, including cable-provided VoIP services, are interstate services subject to federal rather than state jurisdiction.  The FCC’s determination was upheld by a federal court of appeals although the court found that the FCC’s order did not squarely address the classification of cable-provided VoIP services.  Although the FCC has not concluded its generic rulemaking proceeding, it has applied some regulations to VoIP service providers like Optimum Voice that have certain characteristics (these services are known as “interconnected VoIP services”).

Emergency 911 Services.  In June 2005, the FCC determined that interconnected VoIP services are required to provide enhanced 911 emergency services to their customers and must obtain affirmative acknowledgements that their customers understand the potential limitations of emergency 911 services offered in connection with interconnected VoIP services.  The FCC ruled that interconnected VoIP service providers were not permitted to further market their services unless they could provide 911 services and obtain all necessary acknowledgements from existing and new customers.  The FCC is considering changes to the 911 emergency calling capabilities interconnected VoIP service providers are required to provide and whether additional customer notification requirements should be applied.

CALEA.  In May 2006, the FCC determined that interconnected VoIP service providers like Optimum Voice are required to be compliant with CALEA standards.

Universal Service.  The FCC decided in June 2006 that interconnected VoIP services such as Optimum Voice should be required to contribute to the universal service fund on an interim basis.  The amount of universal service contribution for interconnected VoIP service providers is based on a percentage of revenues earned from end user interstate services.  The FCC developed three alternatives under which an interconnected VoIP service provider may elect to calculate its universal service contribution: (1) an interim safe harbor that assumes 64.9% of the provider’s end user revenues are interstate; (2) a traffic study to determine an allocation for interstate end user revenues; or (3) actual interstate and international end user revenues.  If an interconnected VoIP service provider calculates its universal service contributions based on its actual percentage of interstate calls, the interstate classification of the service might no longer apply, in which case the interconnected VoIP service provider could be subject to regulation by each state in which it operates as well as federal regulation.  The FCC’s application of universal service to interconnected VoIP providers was upheld by a federal court.

Lightpath and Optimum Voice are required to contribute to the federal universal service fund.  Rather than use the current revenue-based approach, the FCC is considering assessing universal service contributions based on a flat-fee charge, such as a per-line or per-number charge.  The FCC also is considering whether to apply universal service requirements to interconnected VoIP service providers on a permanent basis, and how contributions should be assessed in the future.  States may also assess such payments and subsidies on Lightpath for state universal service programs, and some states are looking at whether VoIP services like Optimum Voice should be subject to state universal service contribution requirements.

While a federal appeals court has upheld the FCC order requiring federal universal service contributions from interconnected VoIP service providers, questions remain about state jurisdiction to assess contributions on VoIP service providers for state universal service programs although some states have started to impose such fees on VoIP service providers.

CPNI.  In April 2007, the FCC adopted rules expanding protection of customer proprietary network information (“CPNI”), which includes such information as the quantity, type, destination, location, and amount of use of a service by a customer, and extending CPNI protection requirements to interconnected VoIP service providers like Optimum Voice effective December 8, 2007.  Interconnected VoIP providers are required to institute measures to protect customers’ CPNI from unauthorized disclosure to third parties, including use of passwords to protect online access to CPNI and telephone access to call detail information.  The FCC is considering revising its CPNI rules to place additional restrictions on storage and use of CPNI for both telecommunications carriers and interconnected VoIP service providers.

Access for Disabled Persons.  In June 2007, the FCC adopted rules requiring interconnected VoIP providers like Optimum Voice to comply with all disability access requirements that apply to telecommunications carriers, including provision of telecommunications relay services (“TRS”) for persons with speech or hearing impairments effective October 5, 2007.  The FCC is reviewing the technical solutions for routing interconnected VoIP service 711 calls to the appropriate TRS call center.

Regulatory Fees.  An August 2007 FCC order established that interconnected VoIP service providers must begin contributing to shared costs of FCC regulation through an annual regulatory fee assessment.  The order’s effective date has not yet been established.

Local Number Portability.  In a November 2007 order, the FCC required interconnected VoIP service providers and their “numbering partners” to ensure that their customers have the ability to port their telephone numbers when changing providers to or from the interconnected VoIP service.  The order also clarifies that local exchange carriers and commercial mobile radio service providers have an obligation to port numbers to an interconnected VoIP service providers upon a valid port request.  Interconnected VoIP service providers are also required under the order to begin to contribute to federal funds to meet the shared costs of local number portability (“LNP”) and the costs of North American Numbering Plan Administration.  The order’s effective date has not yet been established.

The FCC is reviewing the implementation of LNP for interconnected VoIP services, including whether all current numbering requirements should be extended to interconnected VoIP services.  The FCC is also considering whether number porting intervals should be modified for all providers.

Intercarrier Compensation.  The FCC is currently reviewing whether to adopt a new regime to govern intercarrier compensation, including the adoption of unified compensation rates.  In addition, proceedings have been initiated to determine what intercarrier compensation charges should apply to the termination of VoIP traffic.

Other Services

Cablevision provides other services and features over its cable system, such as games and interactive advertising, that may be subject to a range of federal, state, and local laws such as privacy and consumer protection regulations.  Cablevision also maintains various websites that provide information and content regarding its businesses and offer merchandise for sale.  The operation of these websites is also subject to a similar range of requirements.

Telecommunications Services

The Telecommunications Act of 1996 was enacted to remove barriers to entry in the local telephone market that continues to be monopolized by the Bell Operating Companies (“BOCs”) and other ILECs by preempting state and local laws that restrict competition and by requiring ILECs to provide competitors, such as cable operators and long distance companies, with nondiscriminatory access and interconnection to the BOC and ILEC networks and access to certain portions of their communications networks (known as network elements) at cost-based rates.  The 1996 Telecommunications Act entitles our Lightpath subsidiary to certain rights, but as a telecommunications carrier, it also subjects Lightpath to regulation by the FCC and the states.  Lightpath’s designation as a telecommunications carrier also results in other regulations that may affect Lightpath and the services it offers.

Interconnection and Intercarrier Compensation.  The 1996 Telecommunications Act requires Lightpath to interconnect directly or indirectly with other telecommunications carriers.  In some cases, interconnecting carriers must compensate each other for the transport and termination of calls on their network (i.e., intercarrier compensation).  Accordingly, Lightpath is entitled, in some cases, to compensation from carriers when it terminates their originating calls on its network and in other cases is required to compensate another carrier for utilizing that carrier’s network to terminate traffic.  The FCC has adopted limits on the amounts of compensation that may be charged for certain types of traffic.

Universal Service.  Lightpath is required to contribute to federal and state universal service funds.  Currently, the FCC assesses Lightpath for payments and other subsidies on the basis of a percentage of interstate revenue it receives from certain customers.  The FCC has placed limits on the mark-up carriers may place on the universal service line items on their customer bills.  States may also assess such payments and subsidies for state universal service programs.

Access for Disabled Persons. Lightpath is required by federal statute and FCC regulations to make its services accessible to persons with disabilities where accessibility is readily achievable.  In compliance with FCC rules, Lightpath also provides its subscribers, through use of the 711 abbreviated calling code, access to TRS, specialized services that enable persons with speech and hearing impairments to place calls using the telephone system.

Other Federal Regulation.  Lightpath is also subject to other FCC requirements in connection with the interstate long distance services it provides, including the payment of fees to fund the TRS fund, local number portability administration, the North American Numbering Plan, and the payment of regulatory fees to support the FCC.

CPNI  and Marketing Restrictions.  Lightpath is required to comply with the FCC’s rules restricting use of CPNI, which includes obtaining permission in certain cases prior to utilizing a customer’s information to market service.  Lightpath’s communications with its customers are subject to FCC, Federal Trade Commission, and state regulations on telemarketing, the sending of commercial e-mail messages, and the sending of commercial fax messages.

State Regulation.  Lightpath is also subject to regulation by the state commissions in each state in which it provides service.  In order to provide service, Lightpath must seek approval from each such state commission and may at times require local approval to construct facilities.  Lightpath is currently authorized and provides service in New York, Connecticut, and New Jersey.  Lightpath’s regulatory obligations vary from state to state and include some or all of the following requirements: filing tariffs (rates, terms and conditions); filing operational, financial, and customer service reports; seeking approval to transfer the assets or capital stock of the telephone company; seeking approval to issue stocks, bonds, and other forms of indebtedness of the telephone company; reporting customer service and quality of service requirements; making contributions to state universal service support programs; geographic build-out; and other matters relating to competition.

Programming and Entertainment

Cable television programming networks, such as those owned by Rainbow Media Holdings, are regulated by the FCC in certain respects if they are affiliated with a cable television system operator like Cablevision.  Other FCC regulations, although imposed on cable television operators and satellite operators, affect programming networks indirectly.

Closed Captioning and Advertising Restrictions on Children’s Programming.  Certain of Rainbow Media Holdings’ networks must provide closed-captioning of programming for the hearing impaired, and its programming and Internet websites intended primarily for children 12 years of age and under must comply with certain limits on advertising.

Indecency and Obscenity Restrictions.  Cable operators and other distributors are prohibited from transmitting obscene programming, and our affiliation agreements generally require us to refrain from including such programming on our networks.

Program Access.  The “program access” provisions of the Federal Cable Act generally require us to make Rainbow Media Holdings’ satellite-delivered video programming available to competing multichannel video programming providers, such as DBS providers and telephone companies on nondiscriminatory prices, terms and conditions, subject to certain exceptions specified in the statute and the FCC’s rules.  Under FCC rules in effect until October 2012, Rainbow Media Holdings cannot have exclusive contracts with cable operators for these services.  This prohibition has been challenged in federal court.  The program-access rules do not generally cover terrestrially-delivered programming created by cable-system affiliated programmers such as Rainbow Media Holdings.

The FCC is seeking comment on a proposal to allow a cable operator to seek repeal of the exclusivity ban prior to 2012 with respect to programming it owns, in markets where the cable operator faces competition from other video distributors; revisions to the program access complaint procedures; whether cable programming networks require programming distributors to purchase and carry undesired programming in return for the right to carry desired programming and, if so, whether such arrangements should be prohibited; and whether it would be appropriate to extend the Commission’s program access rules, including the exclusive contract prohibition, to terrestrially delivered cable-affiliated programming and programming delivered in high definition format.

Effect of “Must-Carry” Requirements.  The FCC’s implementation of the statutory “must-carry” obligations requires cable and DBS operators to give broadcasters preferential access to channel space.  This reduces the amount of channel space that is available for carriage of Rainbow Media Holdings’ networks by cable television systems and DBS operators.

Satellite Carriage.  All satellite carriers must under federal law offer their service to deliver Rainbow Media Holdings and its competitor programming networks on a nondiscriminatory basis (including by means of a lottery).  A satellite carrier cannot unreasonably discriminate against any customer in its charges or conditions of carriage.  Numerous competing satellite services today provide transponders that Rainbow Media Holdings could use to deliver its programming networks.

MVDDS

An indirect subsidiary of Rainbow Media Holdings owns a 90% interest in an entity that holds MVDDS licenses in 46 metropolitan areas including New York, Miami, Los Angeles, and Cleveland.  These licenses are for a 10-year term, with a renewal expectancy based on a showing of “substantial service” within each of these market areas at the end of 5 and 10 years into the license period.  The FCC’s rules prohibit us from holding more than a 20% interest in the MVDDS license in the New York market because of common ownership with our cable systems there. Absent a waiver of this restriction by the FCC, we would need to divest all or a sufficient portion of its investment in the New York City MVDDS license to comply with the restriction.  We currently hold such a waiver, which, unless extended, will expire on October 14, 2008.   We cannot provide any assurance that the FCC would grant a further waiver necessary for the Company to retain its interest in the New York license.

Employees and Labor Relations

As of December 31, 2007, we had 14,471 full-time, 2,234 part-time and 6,230 temporary employees of which 379, 1,151 and 3,594, respectively, were covered under collective bargaining agreements.  We believe that our relations with employees are satisfactory.

Available Information and Website

We make available free of charge, through our investor relations section at our website, http://www.cablevision.com/investor/index.jsp, our Form 10-K, Form 10-Q and Form 8-K reports and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the U.S. Securities and Exchange Commission (“SEC”).

The public may read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549.  In addition, the public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at its web site http://www.sec.gov.